Exhibit 10.22

Gene M. Henderson

President & CEO

August 10, 2000

Megan E. Flynn

98 West 45 Street

Bayonne, New Jersey 07002

Dear Megan:

On behalf of Transmedia Network Inc. (“the Company”), I am very pleased to offer you the position of Vice President, Partner Relationship Management. In this position you will initially report to me, but the reporting relationship may change as the marketing organization at Transmedia evolves.

The terms of the offer include the following:

1.	Duties and Responsibilities – As Vice President, Partner Relationship Management, you will immediately assume responsibility for the management and care of several of Transmedia’s large partnerships including organizations such as AOL-AA, United Air Lines, MBNA, AT&T, and others. Further, you will be tasked with spearheading the design, staffing and execution of a partner relationship management process within the Company and generally contributing to the overall marketing and member stimulation efforts within Transmedia and its affiliates.

2.	Starting Date – You will begin your employment on September 5, 2000. You will receive a signing bonus of $10,000 on your first day.

3.	Base Salary – Your annual base salary is $112,000 and is paid weekly. Your compensation will be reviewed after six months, annually thereafter.

4.	Annual Bonus – You will be eligible for a cash bonus in fiscal 2001 (October 1, 2000- September 30,2001), of up to 25% of base salary at plan. 50% of the bonus potential at plan ($14,000) is guaranteed in the first year . Bonus metrics will be established within 30 days of the start of the fiscal year. If the Company exceeds plan, bonus potential will increase linearly.

5.	Stock Options – Subject to the terms and conditions of the Company’s existing 1996 Long Term Incentive Plan (“LTIP”), you will receive ten thousand (10,000) stock

11900 Biscayne Boulevard, North Miami. Florida 33181-9915 • (305) 892-3321 • (800) 438-9013 • FAX (305) 892-3342

options upon the starting date of your employment. The strike price of the options will be the closing price of Transmedia stock on your first day of employment with the company.

•	Vesting – These options will vest ratably on each of the first through the fourth anniversaries of your starting date. Vested options will remain exercisable by you for ten years following the date of their grant or, in the event of the termination of your employment, for the period provided in the LTIP. If you are terminated for any reason other than “cause” (as defined below), that period is ninety days from the date of termination. All unvested options will terminate upon the termination of your employment for any reason.

•	Annual Grants – You will be eligible for annual option grants at the discretion of the CEO and the Compensation Committee of the Board.

6.	Employee Benefits – You will be entitled to all standard Transmedia benefits including a free iDine Prime membership with an employee discount of 33% of dining spend in all iDine restaurants.

7.	Additional Benefits – Any reasonable relocation expenses incurred by you as a result of your move from New York/New Jersey to Florida will be reimbursed by the Company, including, but not limited to the physical move of your household contents, house hunting and temporary living expenses.

8.	Non-Compete – In the event you voluntarily or involuntarily leave Transmedia’s employ, for a period of one year following your termination date or, if longer, for as long as you are receiving severance payments and benefits, you will not directly of indirectly (i) be employed by or perform work as a director, officer, independent contractor, partner or consultant for any business in which the Company or any of its affiliates is engaged at such date in any geographic region in which the Company conducts business (“business” shall be defined as the marketing and sale of any program substantially similar to the Transmedia program and/or the marketing and sale of discount restaurant, hotel, resort, travel or leisure products or services as more particularly set forth in the Company’s 10-K filing effective as the date of this offer).

9.	Confidentiality – You shall treat as confidential and not disclose to any person not affiliated with Transmedia all non-public and proprietary information and data about the business, operations, employees, programs, plans and financial results, projections and budgets of Transmedia and its affiliates which are disclosed to you during your employment. You will be asked to sign the Company’s standard confidentiality agreement which agreement shall survive the termination of your employment for any reason.

On behalf of Transmedia Network Inc., I am delighted to offer you the position of Vice President, Partner Relationship Management and I look forward to your joining our team. If you have any questions, please contact me directly at 305-892-3314.

Sincerely,	Agreement Accepted:

/s/ Gene M. Henderson	/s/ Megan E. Flynn
Gene M. Henderson	Megan E. Flynn
President and CEO
	Date:	8/14/00